Exhibit 3.1

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF

REZOLUTE, INC.

Rezolute, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Rezolute, Inc.

2.	That the Certificate of Amendment to the Certificate of Incorporation of Rezolute, Inc. (the “Certificate”) was filed with the Secretary of State of the State of Delaware on October 8, 2020, and that the Certificate requires correction as permitted by Section 103 of the DGCL.

3.	The inaccuracy to be corrected in the Certificate is that the authorized share capital is not correct due to a clerical error.

4.	Article SECOND of the Certificate is hereby corrected to read as follows:

SECOND: Article 5 of the Company’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every fifty (50) shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share, shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.001 per share (the “Reverse Stock Split”).

The total number of shares of stock which the Corporation is authorized to issue is Ten Million Four Hundred Thousand (10,400,000). Ten Million (10,000,000) shares shall be common stock, par value $0.001 per share, and Four Hundred Thousand shares (400,000) shall be preferred stock, par value $0.001 per share. The Board of Directors shall, by resolution and amendment to this Certificate of Incorporation and without further approval of the stockholders of the Corporation, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by a duly authorized officer on this 17 day of February, 2021.

REZOLUTE, INC.

By:	/s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer

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